March 25, 2015

Contact:    Douglas J. Glenn
President and Chief Executive Officer
(757) 217-1000

Hampton Roads Bankshares Announces Fourth Quarter and Full year 2014 Financial Results

•	Net income available to common shareholders for the quarter ended December 31, 2014 totaled $1.0 million, a $447 thousand increase over the comparable period in 2013

•	Net income available to common shareholders for the year ended December 31, 2014 totaled $9.3 million, a $5.2 million increase over 2013

•	Continued improvement in credit quality results in a 43.5% annual decline of non-performing assets

•	Company returns to growth as gross loans increase by 2.8% in 2014

•	Year-to-date average core deposits increase 2.4% as the Company emphasizes a retail funding strategy

•	Company improves regulatory standing with the termination of the FRB’s memorandum of understanding

•
Company commits to major portfolio diversification and market expansion in 2014 by launching Shore Premier Finance, expanding Gateway Bank Mortgage throughout the geographic footprint, establishing a new lending presence in Raleigh, North Carolina and opening a Baltimore, Maryland loan production office

Hampton Roads Bankshares, Inc. (the “Company”) (Nasdaq: HMPR), the holding company for the Bank of Hampton Roads ("BOHR") and Shore Bank ("Shore"), today announced net income attributable to common shareholders of $9.3 million for the year ended December 31, 2014 and $1.0 million for the three months ended December 31, 2014 as compared to net income for the year ended December 31, 2013 and three months ended December 31, 2013 of $4.1 million and $551 thousand, respectively.

“We think everyone will be pleased with the Company’s results for 2014,” said Douglas Glenn, President and Chief Executive Officer. "Against some strong headwinds for banking, we have established a strong capital base, an improved credit risk profile and an enhanced regulatory standing which has allowed us to expand into new business lines and geographies. The vision we established through our One Bank strategy more than two years ago is now serving to propel our Company successfully into the future."
Net Interest Income
Net interest income decreased $3.5 million and $795 thousand for the year and quarter ended December 31, 2014, respectively, as compared to the same periods ended December 31, 2013. The decrease was due primarily to declines in average interest-earning assets, and a reduction in the net interest margin.

Credit Quality
Non-performing assets were reduced to $43.2 million at December 31, 2014 from $76.5 million on December 31, 2013. Non-performing assets consist of loans 90 days past due and still accruing interest, nonaccrual loans, and other real estate owned and repossessed assets. Our non-performing assets ratio, defined as the ratio of non-performing assets to gross loans plus loans held for sale plus other real estate owned and repossessed assets was 2.95% and 5.29% at December 31, 2014 and 2013, respectively.

Allowance for loan losses at December 31, 2014 decreased 22.8% to $27.1 million from $35.0 million at December 31, 2013. New defaults during 2014 continued to decline as compared to prior year. In particular, the specific component of the allowance for loan losses decreased to $3.5 million from $13.1 million.

Noninterest Income

Noninterest income for 2014 was $24.6 million, compared to $25.5 million and $7.7 million in 2013 and 2012, respectively. Mortgage banking revenue continued to decline in 2014 as compared to 2013 and 2012, due to declines in both origination volume and margin, driven by rising market interest rates, which resulted in a dramatic negative impact on refinance demand. Offsetting these declines were decreases in losses on premises and equipment associated with certain branch closings in 2013, and decreases in other than temporary impairment of other real estate owned and repossessed assets as real estate values have mostly stabilized or improved. Income from bank-owned life insurance increased $798 thousand during 2014 to $4.1 million compared to $3.3 million and $1.6 million for 2013 and 2012, respectively.

Noninterest income increased $1.1 million in the fourth quarter 2014 compared to the same quarter in 2013. The increase was primarily due to a decline in the impairment of OREO as well as an increase in mortgage banking revenue.

Noninterest Expense

Noninterest expense in 2014 finished at $74.7 million, decreasing $7.7 million or 9.3%, compared to 2013, primarily due to lower salary and employee benefits, occupancy, and FDIC insurance expenses.

Noninterest expense decreased $654 thousand in the fourth quarter 2014, compared to the same quarter in 2013. The decrease was primarily due to a decline in occupancy, FDIC insurance, and problem loan and repossessed asset costs offset by an increase in salaries and employee benefits and professional and consultant fees.

Balance Sheet Trends

Assets were $2.0 billion at December 31, 2014.  Total assets increased by $38.3 million or 2.0% from December 31, 2013. The increase in assets was primarily associated with a $42.7 million or 99.8% increase in overnight funds sold and due from FRB, a $38.4 million or 2.8% increase in gross loans, an $8.0 million or 22.8% decrease in the allowance for loan losses, offset by a $23.3 million or 7.1% decrease in investment securities available for sale, and a $14.9 million or 40.8% decrease in other real estate owned and repossessed assets. The majority of the recent loan demand within our markets has come from the real estate - commercial mortgage and installment loan categories.

Deposits at December 31, 2014 increased $58.0 million or 3.8% from December 31, 2013, as a result of increases of $21.5 million or 8.8% in noninterest-bearing demand deposits, increases of $18.2 million or 5.6% in time deposits less than $100 thousand, increases of $3.7 million or 1.3% in time deposits over $100 thousand, increases of $20.8 million or 3.5% in interest-bearing demand deposits, partially offset by decreases of $6.1 million or 9.7% in savings deposits.

Year-to-date average core deposits, which exclude brokered deposits and certificates of deposit greater than $100 thousand, have increased by $28.7 million reflecting continued progress in furthering the Company’s funding strategy.

Loan Diversification and Market Expansion

The Company executed on a number of major commitments in 2014 to diversify its loan portfolio credit exposure and expand its market footprint. In May 2014, Shore launched Shore Premier Finance ("SPF"), a specialty finance unit that specializes in marine financing for U.S. Coast Guard documented vessels to customers throughout the United States. SPF was started by hiring a group of lending professionals with deep expertise in marine finance. The team at SPF has developed several strategic partnerships that will assist in SPF's future growth. The plan is for SPF to grow the marine loan portfolio through direct loan originations of dealer floor plan loans and consumer retail loans, as well as purchases of existing marine loan portfolios. In addition to SPF, in July 2014, Shore also launched a new loan production office for the Baltimore, Maryland metropolitan area, with a focus on commercial real estate and commercial and industrial lending relationships. Throughout 2014, Gateway Bank Mortgage, a subsidiary of BOHR, expanded in the markets we serve by opening mortgage loan offices in Maryland and North Carolina, and adding personnel to our team of mortgage lenders serving the Hampton Roads region of Virginia. In September 2014, BOHR, under its Gateway Bank brand, enhanced its prospects in Raleigh, North Carolina through the addition of a Market President dedicated to commercial banking business growth and development. The Company expects these strategic moves to have a significant impact to its growth in 2015 and in coming years.
Improved Regulatory Standing

On February 9, 2015, the Company received notice of the termination of the memorandum of understanding, entered into on March 27, 2014, by and among the Company, BOHR, Federal Reserve Bank of Richmond ("FRB") and the Virginia Bureau of Financial Institutions.

Capitalization
As of December 31, 2014, our consolidated regulatory capital ratios were Tier 1 Leverage Ratio of 11.08%, Tier 1 Risk-Based Capital Ratio of 13.90%, and Total Risk-Based Capital of 15.15%. As of December 31, 2014, the Company exceeded the regulatory capital minimums, and BOHR and Shore were considered “well capitalized” under the risk-based capital standards. Their Tier 1 Leverage Ratio, Tier 1 Risk-Based Capital Ratio, and Total Risk-Based Capital Ratio were as follows: 10.16%, 12.73%, and 13.99%, respectively for BOHR and 10.70%, 13.67%, and 14.79%, respectively for Shore.
Caution About Forward-Looking Statements
Certain statements made in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, including statements about future trends and strategies. Although the Company believes that its expectations with respect to such forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to those described in the cautionary language included under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, and other filings made with the SEC.
About Hampton Roads Bankshares
Hampton Roads Bankshares, Inc. is a multi-bank holding company headquartered in Virginia Beach, Virginia. The Company’s primary subsidiaries are The Bank of Hampton Roads, which opened for business in 1987, and Shore Bank, which opened in 1961 (collectively, the “Banks”).  The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses. Currently, The Bank of Hampton Roads operates banking offices in Virginia and North Carolina doing business as Bank of Hampton Roads and Gateway Bank & Trust Co. Shore Bank serves the Eastern Shore of Virginia, eastern Maryland and southern Delaware through seven full service banking offices, ATMs and three loan production offices. Through various divisions, the Banks also offer mortgage banking and marine financing. Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol “HMPR.” Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.

Use of Non-GAAP Financial Measures
This earnings press release contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding our results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the Form 8-K filed related to this release. The Form 8-K can be found on the SEC’s EDGAR website at www.sec.gov or our website at www.hamptonroadsbanksharesinc.com.

Hampton Roads Bankshares, Inc.
Financial Highlights
(in thousands)	December 31,	December 31,
(unaudited)	2014	2013
Assets:
Cash and due from banks	$16,684	$18,806
Interest-bearing deposits in other banks	1,349	654
Overnight funds sold and due from Federal Reserve Bank	85,586	42,841
Investment securities available for sale, at fair value	302,221	325,484
Restricted equity securities, at cost	15,827	17,356

Loans held for sale	22,092	25,087

Loans	1,422,935	1,384,531
Allowance for loan losses	(27,050)	(35,031)
Net loans	1,395,885	1,349,500
Premises and equipment, net	63,519	67,146
Interest receivable	4,503	4,811
Other real estate owned and repossessed assets,
net of valuation allowance	21,721	36,665
Intangible assets, net	842	1,437
Bank-owned life insurance	49,536	50,802
Other assets	8,841	9,683
Totals assets	$1,988,606	$1,950,272
Liabilities and Shareholders' Equity:
Deposits:
Noninterest-bearing demand	$266,921	$245,409
Interest-bearing:
Demand	621,066	600,315
Savings	56,221	62,283
Time deposits:
Less than $100	342,794	324,635
$100 or more	294,346	290,686
Total deposits	1,581,348	1,523,328
Federal Home Loan Bank borrowings	165,847	194,178
Other borrowings	29,224	28,983
Interest payable	560	6,025
Other liabilities	14,130	13,912
Total liabilities	1,791,109	1,766,426
Shareholders' equity:
Common stock	1,706	1,703
Capital surplus	588,692	587,424
Retained deficit	(395,535)	(404,864)
Accumulated other comprehensive income, net of tax	2,134	(865)
Total shareholders' equity before non-controlling interest	196,997	183,398
Non-controlling interest	500	448
Total shareholders' equity	197,497	183,846
Total liabilities and shareholders' equity	$1,988,606	$1,950,272

Non-performing Assets at Period-End:
Nonaccrual loans including nonaccrual impaired loans	$21,507	$39,854
Loans 90 days past due and still accruing interest	—	—
Other real estate owned and repossessed assets	21,721	36,665
Total non-performing assets	$43,228	$76,519

Composition of Loan Portfolio at Period-End:
Commercial	$219,029	$225,492
Construction	136,955	158,473
Real-estate commercial	639,163	590,475
Real-estate residential	354,017	354,035
Installment	74,821	57,623
Deferred loan fees and related costs	(1,050)	(1,567)
Total loans	$1,422,935	$1,384,531

Hampton Roads Bankshares, Inc.
Financial Highlights
(in thousands, except share and per share data)	Three Months Ended		Twelve Months Ended
(unaudited)	December 31,	December 31,	December 31,	December 31,
	2014	2013	2014	2013
Interest Income:
Loans, including fees	$15,889	$16,471	$63,132	$68,954
Investment securities	2,154	2,225	9,018	7,710
Overnight funds sold and due from FRB	65	63	193	238
Interest-bearing deposits in other banks	—	1	—	1
Total interest income	18,108	18,760	72,343	76,903
Interest Expense:
Deposits:
Demand	689	566	2,667	2,156
Savings	7	8	31	36
Time deposits:
Less than $100	901	819	3,351	3,592
$100 or more	866	783	3,212	3,563
Interest on deposits	2,463	2,176	9,261	9,347
Federal Home Loan Bank borrowings	346	468	1,531	1,910
Other borrowings	418	440	1,506	2,145
Total interest expense	3,227	3,084	12,298	13,402
Net interest income	14,881	15,676	60,045	63,501
Provision for loan losses	102	—	218	1,000
Net interest income after provision for loan losses	14,779	15,676	59,827	62,501
Noninterest Income:
Mortgage banking revenue	3,220	2,479	11,389	15,832
Service charges on deposit accounts	1,153	1,233	4,703	5,014
Income from bank-owned life insurance	288	296	4,110	3,312
Gain on sale of investment securities available for sale	63	18	306	781
Gain (loss) on sale of premises and equipment	—	457	(112)	580
Impairment of premises and equipment	—	—	—	(2,825)
Gain (loss) on other real estate owned and repossessed assets	43	(13)	360	356
Other than temporary impairment of other real estate owned and repossessed assets	(552)	(1,489)	(2,405)	(3,914)
Visa check card income	677	649	2,635	2,556
Other	787	968	3,650	3,820
Total noninterest income	5,679	4,598	24,636	25,512
Noninterest Expense:
Salaries and employee benefits	10,044	9,370	38,930	41,223
Professional and consultant fees	1,812	1,574	6,108	5,910
Occupancy	1,543	2,001	6,476	9,092
FDIC insurance	611	1,939	2,366	4,762
Data processing	1,196	1,176	4,610	4,198
Problem loan and repossessed asset costs	491	696	1,788	2,429
Equipment	472	389	1,726	1,730
Directors' and regional board fees	336	421	1,591	1,493
Advertising and marketing	488	434	1,513	1,431
Other	2,286	1,933	9,549	10,080
Total noninterest expense	19,279	19,933	74,657	82,348
Income before provision for income taxes	1,179	341	9,806	5,665
Provision for income taxes (benefit)	7	(247)	6	(90)
Net income	1,172	588	9,800	5,755
Net income attributable to non-controlling interest	174	37	471	1,679
Net income attributable to Hampton Roads Bankshares, Inc.	$998	$551	$9,329	$4,076

Per Share:
Cash dividends declared	$-	$-	$-	$-
Basic Income	$0.01	$-	$0.05	$0.02
Diluted Income	$0.01	$-	$0.05	$0.02
Basic weighted average shares outstanding	171,065,163	170,370,406	170,841,420	170,371,336
Effect of dilutive shares and warrant	1,080,929	729,051	1,086,447	699,401
Diluted weighted average shares outstanding	172,146,092	171,099,457	171,927,867	171,070,737

Hampton Roads Bankshares, Inc.
Financial Highlights
(in thousands, except share and per share data)	Three Months Ended		Twelve Months Ended
(unaudited)	December 31,	December 31,	December 31,	December 31,
Daily Averages:	2014	2013	2014	2013
Total assets	$2,000,622	$1,973,557	$1,973,880	$2,006,793
Gross loans (excludes loans held for sale)	1,394,930	1,361,072	1,370,952	1,394,723
Investment and restricted equity securities	334,225	330,664	342,996	308,161
Intangible assets	933	1,509	1,151	1,824
Total deposits	1,594,122	1,547,533	1,556,386	1,575,427
Total borrowings	195,632	223,213	206,832	231,012
Shareholders' equity *	197,899	185,349	193,761	183,328
Shareholders' equity - tangible *	196,966	183,840	192,610	181,504
Interest-earning assets	1,866,259	1,818,693	1,830,461	1,850,692
Interest-bearing liabilities	1,518,811	1,503,824	1,506,566	1,550,026

Financial Ratios:
Return on average assets	0.20%	0.11%	0.47%	0.20%
Return on average equity *	2.00%	1.18%	4.81%	2.22%
Return on average equity - tangible *	2.01%	1.19%	4.84%	2.25%
Net interest margin	3.16%	3.42%	3.28%	3.43%
Efficiency ratio	94.01%	98.41%	88.47%	93.33%
Tangible equity to tangible assets *	9.87%	9.34%	9.87%	9.34%

Allowance for Loan Losses:
Beginning balance	$28,718	$37,701	$35,031	$48,382
Provision for losses	102	—	218	1,000
Charge-offs	(3,594)	(4,573)	(17,745)	(21,539)
Recoveries	1,824	1,903	9,546	7,188
Ending balance	$27,050	$35,031	$27,050	$35,031

Asset Quality Ratios:
Annualized net charge-offs to average loans	0.50%	0.78%	0.60%	1.03%
Non-performing loans to total loans	1.51%	2.88%	1.51%	2.88%
Non-performing assets ratio	2.95%	5.29%	2.95%	5.29%
Allowance for loan losses to total loans	1.90%	2.53%	1.90%	2.53%

* Equity amounts exclude non-controlling interest